Exhibit 99.1

MURPHY USA ANNOUNCES THE SALE OF ITS HANKINSON ETHANOL PLANT

EL DORADO, Arkansas, December 19, 2013 – Murphy USA Inc., (NYSE: MUSA) announced today that it has completed the sale of its wholly owned subsidiary Hankinson Renewable Energy, LLC which owns and operates the Hankinson, North  Dakota ethanol plant to Guardian Hankinson, LLC.  Guardian Hankinson, LLC acquired the 132 million gallon per year facility in an all-cash transaction through a membership purchase agreement.  The purchase price for the transaction was $170 million plus estimated inventory and net working capital at closing of approximately $3 million.

"This is a major step in executing our strategy to exit non-core businesses while realizing significant value for our shareholders. The proceeds provide additional financial flexibility to continue our growth plans while reducing our long-term debt," said Andrew Clyde, President and CEO of Murphy USA.  Clyde added, "I am confident that Guardian Hankinson, LLC will continue to be a great employer of the plant’s staff, support the town of Hankinson and the surrounding communities, while maintaining strong relationships with the plant's vendors and suppliers."

This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including the expected benefits of the transaction and our growth plans. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties.  As such, no assurances can be given that these events will occur or that the projections will be attained. Factors that could cause actual results to differ include, but are not limited to, a deterioration in the business or prospects of the U.S. retail marketing business, adverse developments in the U.S. retail marketing business’s markets or adverse developments in the U.S. or global capital markets, credit markets or economies generally, the volatility and level of crude oil, corn and other commodity prices, the volatility and level of gasoline prices, customer demand for our products, political and regulatory instability, and uncontrollable natural hazards.   For further discussion of risk factors, see Murphy USA’s most recent 10Q, the registration statement, Form 10, and other filings with the SEC.  Murphy USA takes no duty to publicly update or revise any forward-looking statements to reflect subsequent events or new information.

For Information Contact:
Tammy L. Taylor
taylotl@murphyusa.com
870-881-6853